SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27639	04-2693383
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

1241 East Main Street,	06902
Stamford, CT
(Address of principal executive	(Zip
offices)	Code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURE
EX-10.4

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (e) On November 12, 2010, the Company entered into an Amended and Restated Employment Agreement with Vincent K. McMahon, its Chairman and Chief Executive Officer. The employment agreement becomes effective January 1, 2011, and runs initially for three years through December 31, 2013, with annual extensions thereafter unless either party elects not to renew the term on at least 180 days’ advanced notice.

     Under the new Agreement, Mr. McMahon is entitled to salary in the annual amount of $1,100,000, and is entitled to participate in the Company’s incentive bonus plan with an annual target bonus of 100% of salary.

     In the event we terminate Mr. McMahon’s employment other than for cause (as defined in the Agreement) or if he terminates his employment for good reason (as defined) within the two-year period following a change in control, we are obligated to pay to Mr. McMahon compensation and benefits that are accrued but unpaid as of the date of termination, plus a payment equal to two times his base salary and, assuming the Company meets its minimum (threshold) performance targets for the year in which the termination occurs, two times his target bonus for that year. Payment of severance is conditioned on Mr. McMahon’s release of any claims against the Company and its affiliates. Mr. McMahon will also continue his health, accident, life and disability insurance benefit plan participation for a two-year period following such termination, unless he obtains substantially similar coverage with a new employer. In addition, the new employment agreement eliminates the tax gross-up payment provided under Mr. McMahon’s prior employment agreement with respect to any excise and related taxes that might be incurred by Mr. McMahon on any “parachute payments,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, in connection with a change in control of the Company. Under the new employment agreement, if any severance pay or benefits would constitute a “parachute payment,” the Company shall reduce such payments to Mr. McMahon to the extent required so that they do not subject Mr. McMahon to excise taxes and such payments shall be deductible by the Company, unless payment of the full parachute payments would result in a greater net benefit to Mr. McMahon after his payment of the related excise taxes.

     If Mr. McMahon dies or becomes disabled (as defined) during the term of his agreement, or if we terminate Mr. McMahon’s employment for cause or if he resigns other than for good reason following a change in control, we are obligated to pay him (or his estate, as applicable) compensation and benefits accrued but unpaid as of the date of termination.

     Mr. McMahon’s employment agreement also contains confidentiality covenants and covenants that, among other things, grant to the Company intellectual property ownership in his ideas, inventions and performances and prohibit him from competing with the Company and its affiliates in professional wrestling and our other core businesses during employment and for one year after termination. The employment agreement allows Mr. McMahon and members of his immediate family to use the Company’s aircraft for personal travel when it is not being used for business purposes. Personal use is paid for by Mr. McMahon so that no incremental cost is incurred by the Company.

     The above summary of the material terms of Mr. McMahon’s employment agreement does not purport to be exhaustive and is qualified in its entirety by reference to the text of the employment agreement which is filed herewith as Exhibit 10.4 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)-(c)	Not Applicable

(d)	Exhibits

10.4	Amended and Restated Employment Agreement between World Wrestling Entertainment, Inc. and Vincent K. McMahon, effective as of January 1, 2011.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Donna N. Goldsmith
Donna N. Goldsmith
Chief Operating Officer

Dated: November 12, 2010